Target Hospitality Announces Record Setting 2022 Results and Achieves Significant Milestone Towards Multiyear Contract Award for Expanded Humanitarian Community

THE WOODLANDS, Texas, March 10, 2023 (PRNewswire) – Target Hospitality Corp. (“Target Hospitality”, “Target” or the “Company”) (NASDAQ: TH), one of North America’s largest providers of vertically-integrated modular accommodations and value-added hospitality services, today reported results for the fourth quarter and year ended December 31, 2022.

Financial and Operational Highlights

●	Record revenue of $502.0 million for year ended December 31, 2022, an increase of 72% year-over-year
●	Net income of $73.9 million for year ended December 31, 2022, compared to net loss of $4.6 million for the same period in 2021
●	Basic and diluted income per share of $0.76 and $0.74, respectively, for the year ended December 31, 2022
●	Record Adjusted EBITDA(1) of $264.7 million for year ended December 31, 2022, an increase of 122% from 2021
●	Record cash generation with net cash provided by operating activities of $305.6 million and Discretionary Cash Flow (“DCF”)(1) of $293.3 million for the year ended December 31, 2022
●	Optimal financial flexibility with over $307 million in total available liquidity and net leverage ratio of 0.6 times as of December 31, 2022
●	Strong business momentum supporting four sequential quarterly increases in customer demand across Target’s Hospitality and Facility Services (“HFS”) segments, and a 17% increase in utilized beds compared to 2021
●	Extended numerous HFS customer contracts worth over $200 million of cumulative revenue through 2028
●	Maximizing network optimization with a 25% increase in total average utilized beds from 2021
●	Executing on strategic diversification with approximately 72% of 2022 revenue derived from committed revenue contracts backed by the United States government
●	On February 2, 2023, amended and extended the maturity of the Company’s ABL Credit Facility, dated March 15, 2019 (as amended, the “Amended ABL Facility”), further solidifying its strong financial position
●	On February 28, 2023, announced the partial redemption of 9.50% Senior Secured Notes due 2024 (the “Senior Notes”), accelerating value creation through high return capital allocation initiatives
●	Materially enhanced financial position to pursue diversifying growth strategy, seeking to allocate over $500 million of net growth capital through 2027

Executive Commentary

“Our record setting 2022 results reflect Target’s commitment to providing a range of premium service offerings, and critical hospitality solutions, to a suite of world-class customers.  This focus has enabled us to solidify our strong operating platform, centered on maximizing financial flexibility, stated Brad Archer, President and Chief Executive Officer.

“With a materially strengthened and optimized financial position, we are evaluating an expanding pipeline of strategic growth opportunities focused on broadening our customer base.  We believe these unique diversification initiatives provide the greatest opportunity to continue accelerating value creation for our shareholders,” concluded Mr. Archer.

TH Q4 2022 Earnings Release

Financial Results

Full Year Summary Highlights

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Years Ended ($ in ‘000s, except per share amounts) – (unaudited)	December 31, 2022	December 31, 2021
Revenue	$501,985	$291,337
Net income (loss)	$73,939	$(4,576)
Income (loss) per share – basic	$0.76	$(0.05)
Income (loss) per share – diluted	$0.74	$(0.05)
Adjusted EBITDA	$264,714	$119,176
Average utilized beds	12,564	10,012
Utilization	83%	69%

Revenue for the year ended December 31, 2022, was $502.0 million compared to $291.3 million for the same period in 2021. The increase in revenue was primarily driven by the Government segment and the expanded humanitarian community, previously announced on July 6, 2022 (“Expanded Humanitarian Community”).

Net income for the year ended December 31, 2022 was $73.9 million compared to net loss of $4.6 million for the same period in 2021.

Adjusted EBITDA was $264.7 million for the year ended December 31, 2022, compared to $119.2 million for the same period in 2021, a 122% increase.

Average utilized beds increased to 12,564 for the year ended December 31, 2022, a 25% increase compared to 2021. The increase in utilized beds was primarily driven by the Expanded Humanitarian Community and higher utilization in the Company’s HFS segments.

Fourth Quarter Summary Highlights

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in '000s, except per share amounts) – (unaudited)	December 31, 2022	December 31, 2021
Revenue	$152,438	$81,690
Net income	$31,572	$2,799
Income per share – basic	$0.32	$0.03
Income per share – diluted	$0.31	$0.03
Adjusted EBITDA	$90,825	$33,738
Average utilized beds	14,207	11,354
Utilization	90%	77%

Revenue for the three months ended December 31, 2022, was $152.4 million compared to $81.7 million for the same period in 2021. The increase was driven by the Government segment and the Expanded Humanitarian Community.

Adjusted EBITDA was $90.8 million for the three months ended December 31, 2022, compared to $33.7 million for the same period in 2021, a 169% increase.

Average utilized beds increased to 14,207 for the three months ended December 31, 2022. The increase in utilized beds was primarily driven by the Expanded Humanitarian Community and higher utilization in the HFS – South and Midwest segments.

TH Q4 2022 Earnings Release	Page 2 of 14

Capital Management

The Company had approximately $140.9 million of capital expenditures for year ended December 31, 2022. The increase in capital expenditures was primarily a result of the Expanded Humanitarian Community, which required comprehensive infrastructure enhancements to create a highly customized campus capable of providing ongoing humanitarian support.

As of December 31, 2022, the Company had approximately $181.7 million of cash and cash equivalents with approximately $307 million of total available liquidity and a net leverage ratio of 0.6 times.

Target has solidified its strong financial position with a commitment to materially strengthening its balance sheet through focused capital discipline and the reduction of total indebtedness.  From 2020 through 2022, Target has reduced total cumulative debt more than $225 million, which supported finalizing the Amended ABL Facility and the announcement of the partial redemption of $125 million of its Senior Notes in the first quarter of 2023.

Inclusive of the partial redemption of the Senior Notes, which is expected to occur on March 15, 2023, Target will have reduced total cumulative debt more than $350 million since 2020.  This focused capital discipline has substantially de-risked Target’s capital structure, while meaningfully increasing the intrinsic value of the Company.

Expanded Humanitarian Community Update

In the fourth quarter of 2022, the Company completed the enhancements to the Expanded Humanitarian Community and is on track to exceed Target’s medium and long-term objectives of a multi-year term contract award.

Effective March 7, 2023, a key milestone was achieved through the establishment of the required contracting vehicle the government utilizes to facilitate multi-year contract awards and consists of a 5-year base term with a 5-year option period.

The establishment of this contracting vehicle marks a significant contractual step for the Expanded Humanitarian Community and the critical humanitarian service offering it provides.  The Company anticipates contract specifications, scope, and terms to be finalized with the U.S. government, and its non-profit partner over the coming months.

Strategic Focus

Target’s enhanced balance sheet allows the Company to continue evaluating a range of high return capital allocation initiatives focused on maximizing long-term shareholder value.  These opportunities include expanding reach across government agencies in support of select national defense projects, as well as unique commercial diversification opportunities spanning a variety of domestic energy transition initiatives.

The Company continues to actively evaluate this expanding pipeline of strategic growth opportunities and seeks to allocate over $500 million of net growth capital through 2027.  Target will remain focused on allocating capital to areas with the highest potential value creation, while expecting to maintain its industry leading cash-on-cash margin profile.

As a result of the size and scale of these opportunities, there is an inherently longer sales cycle prior to official contract award and announcement.  While final outcomes remain uncertain, Target remains pleased with the progress of ongoing discussion involving a number of these opportunities and believes there are tangible milestones being achieved.

Business Update

Target’s strategically located HFS network of communities continues to experience positive trends in customer activity, supported by strong demand fundamentals for its premium hospitality solutions.  These trends supported sequential quarterly increases in 2022 customer demand, resulting in a 17% increase in HFS utilization compared to 2021.  This strong momentum has supported numerous customer contract renewal and extensions, which Target anticipates will add over $200 million of cumulative revenue through 2028.

The Company continues to benefit from its materially expanded presence providing critical hospitality solutions serving the United States governments domestic humanitarian aid missions.  As a reminder, Target’s government services contracts

TH Q4 2022 Earnings Release	Page 3 of 14

are centered around minimum revenue commitments, which provide enhanced revenue visibility and accounted for approximately 72% of Target’s 2022 revenue.

The Company expects the U.S. government to continue managing facility allotments based on a variety of factors, including seasonality and other variable demand dynamics, which may cause periodic changes to variable service revenue contributions.  However, the contract flexibility continues to allow Target and its customer to appropriately manage community allotments and continues to perform in-line with expectations.

Target has intentionally aligned its premium service offerings with world-class customers, including the United States government, which has meaningfully increased long-term revenue visibility and significantly high graded the Company’s contract structure.  These fundamentals provide the basis for Target’s preliminary 2023 outlook, excluding acquisitions of:

●	Total minimum revenue of $525 million (excluding variable service revenue)
●	Total maximum revenue of $710 million (including variable service revenue)
●	Minimum Adjusted EBITDA(1) of $365 million
●	Zero net debt by second half of 2023

In addition, the 2023 financial outlook includes non-cash infrastructure revenue amortization of approximately $117 million associated with the Expanded Humanitarian Community enhancements.

Segment Results – Fourth Quarter 2022

Government

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in ‘000s) – (unaudited)	December 31, 2022	December 31, 2021
Revenue	$115,281	$46,995
Adjusted gross profit	$87,075	$28,152

Revenue for the three months ended December 31, 2022, was $115.3 million compared to $47.0 million for the same period in 2021. The increase in revenue is a result of the Expanded Humanitarian Community.

Hospitality & Facilities Services - South

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in '000s, except ADR) – (unaudited)	December 31, 2022	December 31, 2021
Revenue	$34,545	$32,607
Adjusted gross profit	$13,395	$14,125
Average daily rate (ADR)	$72.86	$74.99
Average utilized beds	5,051	4,666
Utilization	90%	67%

Revenue for the three months ended December 31, 2022, was $34.5 million compared to $32.6 million for the same period in 2021.

Average utilized beds increased to 5,051, with utilization of 90%, for the three months ended December 31, 2022.  Target continues to benefit from increasing customer demand, which has supported four consecutive quarterly increases in utilization, as the Company’s expansive network provides added value and superior flexibility in labor allocation while offering world-class service offerings.

TH Q4 2022 Earnings Release	Page 4 of 14

Hospitality & Facilities Services - Midwest

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in '000s, except ADR) – (unaudited)	December 31, 2022	December 31, 2021
Revenue	$1,898	$1,557
Adjusted gross profit	$57	$143
Average daily rate (ADR)	$60.79	$72.07
Average utilized beds	330	229
Utilization	47%	21%

Revenue for the three months ended December 31, 2022, was $1.9 million compared to $1.6 million for the same period in 2021. The increase was attributable to continued modest improvement in customer demand in the region.

Utilization increased to 47% compared to 21% in the same period in 2021.  This meaningful increase in network optimization resulted from the decision to utilize a significant portion of owned assets, particularly from the HFS – Midwest segment, to facilitate the completion of the Expanded Humanitarian Community.

TCPL Keystone

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in ‘000s) – (unaudited)	December 31, 2022	December 31, 2021
Revenue	$—	$—
Adjusted gross profit	$—	$21

On July 23, 2021, the Company entered into a termination and settlement agreement with TC Energy, which terminated, the Company’s contract with TC Energy that was originated in 2013.

No further revenue will be generated from the 2013 contract with TC Energy and as of December 31, 2022, there are no unrecognized deferred revenue amounts or costs related to this contract.

All Other

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in ‘000s) – (unaudited)	December 31, 2022	December 31, 2021
Revenue	$714	$530
Adjusted gross profit	$(321)	$(262)

This segment’s operations consist of hospitality services revenue not included in other segments. Revenue for the three months ended December 31, 2022, was $0.7 million compared to $0.5 million for the same period in 2021.

Conference Call

The Company has scheduled a conference call for March 10, 2023, at 8:00 a.m. Central Time (9:00 am Eastern Time) to discuss the fourth quarter and full year 2022 results.

TH Q4 2022 Earnings Release	Page 5 of 14

The conference call will be available by live webcast through the Investors section of Target Hospitality’s website at www.TargetHospitality.com or by dialing in as follows:

Domestic:	1-888-317-6003
International:	1-412-317-6061
Passcode:	7478605

Please register for the webcast or dial into the conference call approximately 15 minutes prior to the scheduled start time.

About Target Hospitality

Target Hospitality is one of North America’s largest providers of vertically integrated modular accommodations and value-added hospitality services in the United States. Target builds, owns and operates a customized and growing network of communities for a range of end users through a full suite of value-added solutions including premium food service management, concierge, laundry, logistics, security and recreational facilities services.

Cautionary Statement Regarding Forward Looking Statements

Certain statements made in this press release (including the financial outlook contained herein) are "forward looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words "estimates," "projected," "expects," "anticipates," "forecasts," "plans," "intends," "believes," "seeks," "may," "will," "should," "future," "propose" and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside our control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: operational, economic, including inflation, political and regulatory risks; our ability to effectively compete in the specialty rental accommodations and hospitality services industry; effective management of our communities; natural disasters and other business distributions including outbreaks of epidemic or pandemic disease; the duration of the COVID-19 pandemic or any future public health crisis, related economic repercussions and the resulting negative impact to global economic demand; the effect of changes in state building codes on marketing our buildings; changes in demand within a number of key industry end-markets and geographic regions; our reliance on third party manufacturers and suppliers; failure to retain key personnel; increases in raw material and labor costs; the effect of impairment charges on our operating results; our future operating results fluctuating, failing to match performance or to meet expectations; our exposure to various possible claims and the potential inadequacy of our insurance; unanticipated changes in our tax obligations; our obligations under various laws and regulations; the effect of litigation, judgments, orders, regulatory or customer bankruptcy proceedings on our business; our ability to successfully acquire and integrate new operations; global or local economic and political movements, including any changes in policy under the Biden administration; federal government budgeting and appropriations; our ability to effectively manage our credit risk and collect on our accounts receivable; our ability to fulfill Target Hospitality’s public company obligations; any failure of our management information systems;  our ability to meet our debt service requirements and obligations; and risks related to our outstanding obligations in connection with the Senior Notes.  We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

(1)	Non-GAAP Financial Measures

This press release contains historical non-GAAP financial measures including Adjusted gross profit, Discretionary Cash Flow, EBITDA, and Adjusted EBITDA, which are measurements not calculated in accordance with US GAAP, in the discussion of our financial results because they are key metrics used by management to assess financial performance. Our business is capital-intensive, and these additional metrics allow management to further evaluate our operating performance.  Reconciliations of these measures to the most directly comparable GAAP financial measures are contained herein. To the extent required, statements disclosing the definitions, utility and purposes of these measures are also set forth herein.

This press release also contains a forward-looking non-GAAP financial measure Adjusted EBITDA. Reconciliations of this forward-looking measure to its most directly comparable GAAP financial measures is unavailable to Target Hospitality without unreasonable effort. We cannot provide a reconciliation of forward-looking Adjusted EBITDA to GAAP financial measures because certain items required for such reconciliation are outside of our control and/or cannot be reasonably

TH Q4 2022 Earnings Release	Page 6 of 14

predicted, such as the provision for income taxes. Preparation of such reconciliation would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to us without unreasonable effort. Although we provide a range of Adjusted EBITDA that we believe will be achieved, we cannot accurately predict all the components of the Adjusted EBITDA calculation. Target Hospitality provides an Adjusted EBITDA outlook because we believe that this measure, when viewed with our results under GAAP, provide useful information for the reasons noted below.

Definitions:

Target Hospitality defines Adjusted gross profit, as Gross profit plus depreciation of specialty rental assets, loss on impairment, and certain severance costs.

Target Hospitality defines EBITDA as net income (loss) before interest expense and loss on extinguishment of debt, income tax expense (benefit), depreciation of specialty rental assets, and other depreciation and amortization. Adjusted EBITDA reflects the following further adjustments to EBITDA to exclude certain non-cash items and the effect of what management considers transactions or events not related to its core business operations:

●	Other (income) expense, net: Other (income) expense, net includes miscellaneous cash receipts, gains and losses on disposals of property, plant, and equipment, involuntary asset conversion gains and losses, COVID-19 related expenses, and other immaterial charges.
●	Transaction expenses: Target Hospitality incurred certain transaction costs during 2020, 2021 and 2022, including legal and professional fees, associated with the Proposal and Warrant restatement in 2021 as well as other immaterial items in 2020 and 2022.
●	Stock-based compensation: Charges associated with stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy.
●	Change in fair value of warrant liabilities: Non-cash change in estimated fair value of warrant liabilities.
●	Other adjustments: System implementation costs, including primarily non-cash amortization of capitalized system implementation costs, claim settlement, business development, accounting standard implementation costs and certain severance costs.

Target Hospitality defines Discretionary Cash Flow as cash flow from operations less maintenance capital expenditures for specialty rental assets.

Utility and Purposes:

EBITDA reflects net income (loss) excluding the impact of interest expense and loss on extinguishment of debt, provision for income taxes, depreciation, and amortization. We believe that EBITDA is a meaningful indicator of operating performance because we use it to measure our ability to service debt, fund capital expenditures, and expand our business. We also use EBITDA, as do analysts, lenders, investors, and others, to evaluate companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels, and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. EBITDA also excludes depreciation and amortization expense because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

Target Hospitality also believes that Adjusted EBITDA is a meaningful indicator of operating performance. Our Adjusted EBITDA reflects adjustments to exclude the effects of additional items, including certain items, that are not reflective of the ongoing operating results of Target Hospitality.  In addition, to derive Adjusted EBITDA, we exclude gains or losses on the sale and disposal of depreciable assets and impairment losses because including them in EBITDA is inconsistent with reporting the ongoing performance of our remaining assets. Additionally, the gain or loss on sale and disposal of depreciable assets and impairment losses represents either accelerated depreciation or excess depreciation in previous periods, and depreciation is excluded from EBITDA.

TH Q4 2022 Earnings Release	Page 7 of 14

Target Hospitality also presents Discretionary cash flows because we believe it provides useful information regarding our business as more fully described below. Discretionary cash flows indicate the amount of cash available after maintenance capital expenditures for specialty rental assets for, among other things, investments in our existing business.

Adjusted gross profit, Discretionary Cash Flow, EBITDA and Adjusted EBITDA are not measurements of Target Hospitality’s financial performance under GAAP and should not be considered as alternatives to Net income (loss), or other performance measures derived in accordance with GAAP, or as alternatives to cash flow from operating activities as measures of Target Hospitality’s liquidity.  Adjusted gross profit, Discretionary Cash Flow, EBITDA and Adjusted EBITDA should not be considered as discretionary cash available to Target Hospitality to reinvest in the growth of our business or as measures of cash that is available to it to meet our obligations. In addition, these non-GAAP measures may not be comparable to similarly titled measures of other companies. Target Hospitality’s management believe that Adjusted gross profit, Discretionary Cash Flow, EBITDA and Adjusted EBITDA provide useful information to investors about Target Hospitality and its financial condition and results of operations for the following reasons: (i) they are among the measures used by Target Hospitality’s management team to evaluate its operating performance; (ii) they are among the measures used by Target Hospitality’s management team to make day-to-day operating decisions, (iii) they are frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results across companies in Target Hospitality’s industry.

Investor Contact:

Mark Schuck

(832) 702 – 8009

ir@targethospitality.com

TH Q4 2022 Earnings Release	Page 8 of 14

Exhibit 1

Target Hospitality Corp.

Consolidated Statements of Comprehensive Income (Loss)

($ in thousands, except per share amounts)

(unaudited)

	Three Months Ended		For the Years Ended
	December 31,		December 31,
	2022	2021	2022	2021
Revenue:
Services income	$97,661	$59,328	$333,702	$203,134
Specialty rental income	54,777	22,362	168,283	76,909
Construction fee income	-	-	-	11,294
Total revenue	152,438	81,690	501,985	291,337
Costs:
Services	42,595	34,357	174,200	120,192
Specialty rental	9,637	5,154	27,824	16,186
Depreciation of specialty rental assets	16,308	12,967	52,833	53,609
Gross profit	83,898	29,212	247,128	101,350
Selling, general and administrative	15,879	10,626	57,893	46,461
Other depreciation and amortization	3,696	4,810	14,832	16,910
Other expense, net	110	99	36	880
Operating income	64,213	13,677	174,367	37,099
Interest expense, net	8,197	9,646	36,323	38,704
Change in fair value of warrant liabilities	11,361	(533)	31,735	1,067
Income (loss) before income tax	44,655	4,564	106,309	(2,672)
Income tax expense	13,083	1,765	32,370	1,904
Net income (loss)	31,572	2,799	73,939	(4,576)
Other comprehensive loss
Foreign currency translation	(10)	(1)	(112)	(28)
Comprehensive income (loss)	$31,562	$2,798	$73,827	$(4,604)

Weighted average number shares outstanding - basic	97,589,200	96,822,653	97,213,166	96,611,022
Weighted average number shares outstanding - diluted	101,873,928	96,822,653	100,057,748	96,611,022

Net income (loss) per share - basic	$0.32	$0.03	$0.76	$(0.05)
Net income (loss) per share - diluted	$0.31	$0.03	$0.74	$(0.05)

TH Q4 2022 Earnings Release	Page 9 of 14

Exhibit 2

Target Hospitality Corp.

Condensed Consolidated Balance Sheet Data

($ in thousands)

(unaudited)

	December 31,	December 31,
	2022	2021
Assets
Cash and cash equivalents	$181,673	$23,406
Accounts receivable, less allowance for doubtful accounts	42,153	28,780
Other current assets	12,553	8,350
Total current assets	$236,379	$60,536

Specialty rental assets, net	357,129	291,792
Goodwill and other intangibles, net	116,220	129,523
Other non-current assets	61,999	31,541
Total assets	$771,727	$513,392

Liabilities
Accounts payable	$17,563	$11,803
Deferred revenue and customer deposits	120,040	27,138
Other current liabilities	53,293	33,855
Total current liabilities	190,896	72,796

Long-term debt, net	328,848	330,212
Warrant liabilities	9,737	1,600
Other non-current liabilities	41,399	11,513
Total liabilities	570,880	416,121

Stockholders' equity
Common stock and other stockholders' equity	113,164	83,527
Accumulated earnings	87,683	13,744
Total stockholders' equity	200,847	97,271
Total liabilities and stockholders' equity	$771,727	$513,392

TH Q4 2022 Earnings Release	Page 10 of 14

Exhibit 3

Target Hospitality Corp.

Condensed Consolidated Cash Flow Data

($ in thousands)

(unaudited)

	For the Years Ended
	December 31,
	2022	2021

Cash and cash equivalents - beginning of year	$23,406	$6,979

Cash flows from operating activities
Net income (loss)	73,939	(4,576)
Adjustments:
Depreciation	54,363	55,883
Amortization of intangible assets	13,302	14,636
Other non-cash items	97,515	13,405
Changes in operating assets and liabilities	66,493	25,251
Net cash provided by operating activities	$305,612	$104,599

Cash flows from investing activities
Purchases of specialty rental assets	(120,287)	(35,488)
Other investing activities	(19,941)	(427)
Net cash used in investing activities	$(140,228)	$(35,915)

Cash flows from financing activities
Other financing activities	(7,098)	(52,271)
Net cash used in financing activities	$(7,098)	$(52,271)

Effect of exchange rate changes on cash and cash equivalents	(19)	14

Change in cash and cash equivalents	158,267	16,427

Cash and cash equivalents - end of year	$181,673	$23,406

TH Q4 2022 Earnings Release	Page 11 of 14

Exhibit 4

Target Hospitality Corp.

Reconciliation of Gross profit to Adjusted gross profit

($ in thousands)

(unaudited)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2022	2021	2022	2021

Total Revenue	$152,438	$81,690	$501,985	$291,337

Gross Profit	$83,898	$29,212	$247,128	$101,350

Adjustments:
Depreciation of specialty rental assets	16,308	12,967	52,833	53,609
Adjusted gross profit	$100,206	$42,179	$299,961	$154,959

TH Q4 2022 Earnings Release	Page 12 of 14

Exhibit 5

Target Hospitality Corp.

Reconciliation of Net income (loss) to EBITDA and Adjusted EBITDA

($ in thousands)

(unaudited)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2022	2021	2022	2021

Total Revenue	$152,438	$81,690	$501,985	$291,337

Net income (loss)	$31,572	$2,799	$73,939	$(4,576)
Income tax expense	13,083	1,765	32,370	1,904
Interest expense, net	8,197	9,646	36,323	38,704
Other depreciation and amortization	3,696	4,810	14,832	16,910
Depreciation of specialty rental assets	16,308	12,967	52,833	53,609
EBITDA	$72,856	$31,987	$210,297	$106,551

Adjustments
Other expense, net	110	97	36	878
Transaction expenses	192	—	283	1,198
Stock-based compensation	5,573	1,484	19,121	5,082
Change in fair value of warrant liabilities	11,361	(533)	31,735	1,067
Other adjustments	733	703	3,242	4,400
Adjusted EBITDA	$90,825	$33,738	$264,714	$119,176

TH Q4 2022 Earnings Release	Page 13 of 14

Exhibit 6

Target Hospitality Corp.

Reconciliation of Net cash provided by operating activities to Discretionary cash flows

($ in thousands)

(unaudited)

	For the Three Months		For the Years
	Ended		Ended
	December 31,		December 31,
	2022	2021	2022	2021
Total Revenues	$152,438	$81,690	$501,985	$291,337

Net cash provided by operating activities	$47,789	$5,152	$305,612	$104,599
Less: Maintenance capital expenditures for specialty rental assets	(2,362)	(3,252)	(12,314)	(11,659)
Discretionary cash flows	$45,427	$1,900	$293,298	$92,940

Purchase of specialty rental assets	(36,043)	(11,781)	(120,287)	(35,488)
Purchase of property, plant and equipment	(528)	(126)	(20,556)	(427)
Proceeds from sale of specialty rental assets and other property, plant and equipment	—	—	615	—
Net cash used in investing activities	$(36,571)	$(11,907)	$(140,228)	$(35,915)

Principal payments on finance and finance lease obligations	(566)	(479)	(1,008)	(4,172)
Principal payments on borrowings from ABL Facility	—	—	(70,000)	(76,000)
Proceeds from borrowings on ABL Facility	—	—	70,000	28,000
Repayment of Senior Notes	(5,500)	—	(5,500)	—
Payment of issuance costs from warrant exchange	(774)	—	(774)	—
Proceeds from issuance of Common Stock from exercise of warrants	80	—	80	—
Proceeds from issuance of Common Stock from exercise of stock options	225	—	225	—
Restricted shares surrendered to pay tax liabilities	—	—	(121)	(99)
Net cash used in financing activities	$(6,535)	$(479)	$(7,098)	$(52,271)

TH Q4 2022 Earnings Release	Page 14 of 14